Exhibit 10.1

SEVERANCE PACKAGE AND RELEASE AGREEMENT

This Severance Package and Release Agreement (“Agreement”) is made and entered into between United PanAm Financial Corporation, United Auto Credit Corporation, and their officers, directors,  shareholders, employees, representatives, attorneys, agents, affiliates and subsidiaries  (hereinafter collectively referred to as “the Company”) on the one hand, and Mario Radrigan (“Mr. Radrigan”) on the other hand. The purpose of this Agreement is to settle and compromise any and all disputes and controversies of any nature existing between the parties, including, but not limited to, any claims arising out of Mr. Radrigan’s employment with, and separation from, the Company.

Separation of Employment.  The parties have reached a mutual agreement that Mr. Radrigan’s current Employment Agreement, dated July 30, 2007 (“the Employment Agreement”) and his employment with the Company shall be terminated by the Company  effective April 9, 2009 (“the Separation Date”). Mr. Radrigan confirms that he has received all salary and benefits up to and including the Separation Date.  Specifically, Mr. Radrigan has been provided with a final paycheck reflecting payment of his salary through April 9, 2009 in the gross amount of Six Thousand Six Hundred Seventy-Eight Dollars and Thirty-Six Cents ($6,678.36), less applicable state and federal withholdings.   Mr. Radrigan has also received payment for all accrued and unused vacation as of the Separation Date in the gross amount of Thirty Six Thousand, Ninety-Five Dollars and Thirty-Six Cents ($36,095.36), less applicable state and federal taxes and withholdings, and a final car allowance payment in the amount of One Hundred Dollars ($100.00).  Mr. Radrigan confirms that he has previously submitted any and all outstanding business-related expenses for reimbursement, except for one outstanding cell phone bill, and has received payment from the Company for such expenses as of the Separation Date.  Regarding this one outstanding cell phone bill, Mr. Radrigan agrees to submit proper documentation regarding such cell phone bill within thirty (30) days of the execution of this Agreement by him.  This outstanding expense shall be reimbursed in accordance with the Company’s applicable policies. Mr. Radrigan shall be provided with information regarding how to continue his group health insurance pursuant to COBRA, consistent with the Company’s normal practices.  In addition, within 30 days of the Separation Date, Mr. Radrigan has the right to exercise One Hundred Ninety Thousand (190,000) options that have vested of Company common stock.  Mr. Radrigan has zero (0) shares of restricted Company common stock that have vested as of the Separation Date.  In selling any shares of Company common stock, Mr. Radrigan shall be responsible for complying with Rule 144 of the Securities Act of 1933 for a period of 90 days from the Separation Date.  In addition, Mr. Radrigan understands that any purchase or sale of Company common stock made by him for six months prior to the Separation Date could potentially be matched to a purchase or sale of Company common stock made by him for six months after the Separation Date pursuant to Section 16 of the Securities Exchange Act of 1934.  Mr. Radrigan shall also be responsible for complying with any reporting obligations under Section 16 of the Securities Exchange Act of 1934.

Termination of Positions.  Effective as of the Separation Date, Mr. Radrigan has been terminated as an officer, trustee and any other position currently held at the Company and any subsidiary of the Company.

1.           Severance Payment and Target.  After execution of this Agreement and the expiration of the revocation period provided in Paragraph 13 below,  provided that this Agreement has not been revoked by Mr. Radrigan,  and after the return of all Company property as described in Paragraph 2 below, the Company agrees to pay Mr. Radrigan, pursuant to Paragraph 9.1 of the Employment Agreement: (1)  severance pay equal to twelve (12) months of his current base salary in the amount of Two Hundred Forty-Eight Thousand  and Sixty-three Dollars ($248,063.00), less applicable state and federal taxes and withholdings and (2) a prorated Target Bonus through the Separation Date, in the amount of  Twenty-Three Thousand Eight Hundred and Seventy Six Dollars ($23,876.00), less applicable state and federal taxes and withholdings.

2.           Return of Property.  Mr. Radrigan agrees immediately to return to the Company all property of the Company which he has in his custody or control such as keys, key cards, passwords, office equipment, forms, manuals, customer files, personnel files, or other confidential or proprietary materials of the Company; provided, however, that Mr. Radrigan shall be permitted to keep the Company’s laptop (Dell Latitude D620) which he has been using, after the Company has been provided with the opportunity to remove all Company-related information and programs from that laptop.

3.           Release of Known and Unknown Claims.  In consideration of the payment outlined above and the further agreements set forth below, and excepting only the obligations created in this letter Agreement, Mr. Radrigan hereby agrees unconditionally to release and discharge United Pan Am Financial Corporation, United Auto Credit Corporation, their respective current and former officers, directors, shareholders, employees, representatives, attorneys and agents, as well as their predecessors, parents, subsidiaries, affiliates, divisions, and successors in interest, of and from any and all claims, demands, liabilities, suits or damages of any type or kind, whether known or unknown, including, but not limited to, any claims or demands arising from or in any way related to Mr. Radrigan’s employment with or separation from the Company on or before the date of the execution of this Agreement.  Mr. Radrigan also hereby releases the Company from any claims made to recover additional taxes paid under Internal Revenue Code Section 409A.

This release specifically includes, without limitation, all claims for wrongful discharge, breach of express or implied contract, defamation, fraud, misrepresentation, discrimination, harassment, breach of implied covenant of good faith and fair dealing, compensatory and/or other relief relating or in any way connected with the terms, conditions, and benefits of employment, discrimination based on race, color, sex, religion, national origin, age, marital status, handicap and medical condition, and/or all claims arising under Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq., the Age Discrimination in Employment Act of 1967 as amended by the Older Workers Benefit Protection Act, the California Fair Employment and Housing Act, the California Labor Code, the Family and Medical Leave Act, the California Family Rights Act,  the Employee Retirement Income Security Act of 1974 (“ERISA”), and/or violations of any other statutes, rules, regulations or ordinances whether federal, state or local.  This release, however, is not intended to require Mr. Radrigan to waive any rights he may have under COBRA or any rights to indemnification that he may have pursuant to the Company’s by-laws and applicable law.

The Company similarly agrees unconditionally to release and discharge Mr. Radrigan, his representatives, agents, attorneys, executors, heirs and assigns, of and from any and all claims, demands, liabilities, suits or damages of any type or kind, whether known or unknown including, but not limited to, any claims or demands arising from or in any way related to Mr. Radrigan’s employment with or separation from the Company on or before the date of the execution of this Agreement.

It is understood and agreed that this release extends to all claims of whatever nature, known or unknown, and includes all rights under Section 1542 of the Civil Code of California, which provides as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

Thus, notwithstanding the provisions of Section 1542, and for the purpose of implementing a full and complete release and discharge of all claims, the parties expressly acknowledge that this Agreement also includes in its effect, without limitation, all claims that the parties do not know or suspect to exist in their favor at the time of execution hereof, and that this Agreement contemplates the extinguishment of any and all such claim(s).  Notwithstanding the foregoing, nothing in this Agreement shall prevent Mr. Radrigan from filing a charge with any federal, state or administrative agency, but Mr. Radrigan agrees not to participate in, and waives any rights with respect to, any monetary or financial relief arising from any such proceeding that relates to the matters released by this Agreement.

4.           No Admission of Liability.  By entering into this Agreement, the Company and Mr. Radrigan do not suggest or admit to any liability to each other or that they violated any law or any duty or obligation to the other party.

5.           Confidentiality. Mr. Radrigan agrees that neither he nor his agents or representatives will disclose, disseminate and/or publicize, or cause or permit to be disclosed, disseminated or publicized, the existence of this Agreement, any of the terms of this Agreement, or any claims or allegations which he believes could have been made or asserted against the Company, directly or indirectly, specifically or generally, to any person, corporation, association or governmental agency or other entity, or participate, cooperate or assist any person(s) with respect to any claim they may have against the Company, except:  (1) to the extent necessary to report income to appropriate taxing authorities; (2) to members of his immediate family; (3) in response to an order of a court of competent jurisdiction or subpoena issued under the authority thereof; or (4) in response to any inquiry or subpoena issued by a state or federal governmental agency; provided, however, that notice of receipt of such judicial order or subpoena shall be immediately communicated to the Company telephonically, and confirmed immediately thereafter in writing, so that the Company will have the opportunity to assert what rights it has to non-disclosure prior to the response to the order, inquiry or subpoena. Mr. Radrigan also agree to maintain all non-public information regarding the Company while at the Company, including but not limited to, information regarding the Company’s customers, officers, directors, employees, financial and business information, and internal Company policies or procedures as strictly confidential and shall not disclose them to third parties.

In the event that the Human Resources Department of the Company receives an inquiry into Mr. Radrigan’s employment with United Auto Credit Corporation related in any way to a future employment opportunity for Mr. Radrigan, the Company will confirm, in writing, the dates of employment of Mr. Radrigan, the last position he held with the Company, and if authorized in writing by Mr. Radrigan, his last salary.  In addition, the parties have agreed, pursuant to Paragraph 9.4 of the Employment Agreement, that the following statement will be provided to prospective employers with respect to Mr. Radrigan’s separation from the Company: “Mr. Radrigan has resigned as Executive Vice President and Chief Marketing Officer of United PanAm Financial Corp. and United Auto Credit Corporation and any positions held with subsidiaries in order to pursue other interests. This resignation is not the result of any disagreement with the Company concerning any matter relating to the Company’s operations, policies, or practices”.  The parties have further agreed that the Company will provide the following information to the California Employment Development Department and for purposes of COBRA:  “The Company terminated Mr. Radrigan for business reasons unrelated to his job performance”.  In return, Mr. Radrigan will not provide or disclose any information, adverse or otherwise, regarding matters related to this Agreement or the Company to any other party or entity he is seeking employment with, nor with any current or past employees or vendors of the Company.

Any violation of the confidentiality provision contained in this Agreement by Mr. Radrigan shall be considered a material breach of this Agreement.

6.           Employee Contact.  At no time shall Mr. Radrigan contact any employee who is currently employed by United Auto Credit Corporation or United Pan Am Financial Corporation during normal business hours for any reason.  Should Mr. Radrigan maintain personal relationships with United Auto Credit Corporation or United Pan Am Financial Corporation employees outside of employment with the Company, Mr. Radrigan shall at no time discuss the terms of this Agreement with current employees of the Company.

7.           Cooperation.  Mr. Radrigan agrees to cooperate reasonably with the Company in the prosecution or defense of all threatened claims or actual litigation in which the Company is or may become a party, whether now pending or hereafter brought, in which Mr. Radrigan has knowledge of relevant facts or issues.  This cooperation may include, but is not limited to, conferring with and assisting the Company in preparatory work in litigation matters and providing factual information to the Company.

8.           Arbitration. Any and all disputes, controversies or claims arising under or in any way relating to the interpretation, application or enforcement of this Agreement, Mr. Radrigan’s employment with the Company, any claim for benefits, or his separation of employment from the Company, including without limitation any claim by him that he was fraudulently induced to enter into this Agreement, or regarding the enforceability or interpretation of this Agreement, shall be settled by final and binding arbitration under the auspices and rules of JAMS or other mutually agreeable alternative dispute resolution service in accordance with that service’s rules for the resolution of employment disputes.  Any such arbitration must be filed in Orange, California, and the laws of the State of California shall control except where federal law governs.  The prevailing party in any such arbitration proceeding shall be entitled to reasonable costs and attorney’s fees.  The award of the arbitrator is to be final and enforceable in any court of competent jurisdiction.

9.           Waiver and Modification.  The failure to enforce any provision of this Agreement shall not be construed to be a waiver of such provision or to affect either the validity of this Agreement or the right of any party to enforce the Agreement.  This Agreement may be modified or amended only by a written agreement  executed by Mr. Radrigan and a properly authorized designee of the Board of Directors of the Company.

10.           Integration.  This Agreement constitutes a single, integrated written contract expressing the entire agreement of the parties hereto relative to the subject matter hereof.  No covenants, agreements, representations, or warranties of any kind whatsoever have been made by any party hereto.  All prior discussions and negotiations have been and are merged and integrated into, and are superseded by, this Agreement.

11.           Severability.  In the event that any provision of this Agreement should be held to be void, voidable, or unenforceable, the remaining portions hereof shall remain in full force and effect.

12.           Governing Law.  This Agreement shall be construed in accordance with, and be governed by the laws of the State of California.

13.           Right to an Attorney, Time to Consider, Revocation.  Mr. Radrigan acknowledges and agrees that he was provided twenty-one (21) days to consider this Agreement and to consult with counsel and the Company has advised Mr. Radrigan of his right to do so.  To the extent that Mr. Radrigan has taken less than twenty-one (21) days to consider this Agreement, Mr. Radrigan acknowledges that he has had sufficient time to consider the Agreement and to consult with counsel and that he does not desire additional time.  This Agreement is revocable by Mr. Radrigan for a period of seven (7) calendar days following Mr. Radrigan’s execution of this Agreement.  The revocation by Mr. Radrigan of this Agreement must be by registered letter addressed to the undersigned representative of the Company, must specifically revoke this Agreement, and must be received by the Company prior to the eighth (8th) day following the execution of this Agreement by Mr. Radrigan.  This Agreement becomes effective, enforceable and irrevocable on the eighth (8th) day following Mr. Radrigan’s execution of this Agreement.

PLEASE READ CAREFULLY.  THIS AGREEMENT CONTAINS A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

UNITED PANAM FINANCIAL CORPORATION

/S/ James Vagim	Dated: April 9, 2009
By: James Vagim

I have carefully read this Agreement and understand that it contains a release of known and unknown claims.  I acknowledge and agree to all of the terms and conditions of this Agreement.  I further acknowledge that I enter into this Agreement voluntarily with a full understanding of its terms.

/S/ Mario Radrigan	Dated: April 9, 2009
By: Mario Radrigan